Exhibit 10.24.3

Nightingale &

Associates, LLC

Soundview Plaza

1266 East Main Street

Stamford, Connecticut

06902

Tel:   203.359.3855

Fax: 203.359.4551

Email:

info@nightingale-

associates.org

Principals:

Michael R. D’Appolonia

Howard S. Hoffmann

James D. Neidhart

Senior Principals

Pierre Benoit

January 8, 2007

Mr. Stephen H. Rusckowski, Chairman of the Board of Directors

Mr. John Underwood, Chairman of the Compensation Committee

Mr. Frank Lavelle, President

MedQuist Inc.

1000 Bishops Gate Blvd., Suite 300

Mt. Laurel, NJ  08054-4632

Gentlemen:

In response to various discussions, Nightingale & Associates, LLC (“Nightingale”) has been asked to submit this proposed Amendment to our Engagement Letter with MedQuist Inc. (“MedQuist” or the “Company”) dated July 29, 2004 as amended on December 16, 2004 and on September 25, 2006 (collectively, the “Amended Engagement Letter”).  This Amendment (i) provides revisions to the cost structure and term associated with the continued retention of Mr. Howard Hoffmann as the Company’s Interim Chief Executive Officer.  All other terms and conditions for the retention of Nightingale, as detailed in the Amended Engagement Letter, including but not limited to the Release and Indemnification agreement, will remain in force and effect.  It is our understanding that Howard Hoffmann, on behalf of Nightingale, will continue to be engaged by MedQuist as the Company’s Interim Chief Executive Officer and will continue to report to the Company’s Board of Directors.

I.                                         SCOPE OF WORK:

Effective as of January 1, 2007 Nightingale will extend the term of Howard Hoffmann’s role as MedQuist’s Interim Chief Executive Officer until June 30, 2007.  Following termination of Mr. Hoffmann’s role as Interim Chief Executive Officer, Mr. Hoffmann will endeavor to make himself available for ongoing consultancy work on an as needed basis, subject to negotiation of a mutually agreeable Scope of Work.  It should be noted that Mr. Hoffmann expects to be working on other client engagements upon his departure as the full time Interim Chief Executive Officer of MedQuist, and thus his availability for work beyond June 30, 2007 cannot be guaranteed.

II.                                     FEE STRUCTURE:

Fixed Monthly Fee:

Effective as of January 1, 2007, Nightingale’s fees for Mr. Hoffmann’s role as Interim Chief Executive Officer will be a fixed rate of $120,000 per month payable in arrears.  If Mr. Hoffmann’s role is terminated during the course of a month, Nightingale’s fees for the final month will be prorated based on the actual number of calendar days elapsed during the month up to and including Mr. Hoffmann’s final day of work.  Mr. Hoffmann’s fees for consultancy services following his departure as the Interim Chief Executive Officer of MedQuist will be billed at an hourly rate of $525/hour.

2007 Performance Bonus:

Nightingale may be entitled to an additional performance related bonus payment of up to $480,000, which will be paid no later than July 16, 2007 (the “2007 Performance Bonus”) in connection with Mr. Hoffmann’s service in 2007 as Interim Chief Executive Officer.  The amount, if any, of the 2007 Performance Bonus that Nightingale is to receive will be based on the achievement of certain operational objectives that have been established by the Board of Directors of MedQuist and Nightingale, which operational objectives involve confidential strategic, commercial and financial information, the disclosure of which would result in competitive harm to the Company.

2006 Discretionary Bonus:

Nightingale remains eligible for the 2006 Discretionary Bonus as described in the September 12, 2006 amendment to our Engagement Letter (the “September 2006 Amendment”).  Nightingale agrees to extend the date by which the Committee will inform Nightingale of its determination of the amount, if any, of the 2006 Discretionary Bonus that is to be paid until fourteen days following completion of the filing of the Company’s periodic filings covering the years 2003, 2004 and 2005 and its forms 10-Q for the first three quarters of 2006 with the Securities and Exchange Commission.  All other terms associated with the 2006 Discretionary Bonus are as described in the September 2006 Amendment.

Availability Guaranty Fee:

Given that this amendment extends Mr. Hoffmann’s role as MedQuist’s full time Interim Chief Executive Officer, the Availability Guaranty Fee requirement described in the September 2006 Amendment is no longer in force and effect.

Additional Nightingale Personnel:

Nightingale will continue to make available the services of Mr. Michael C. Yeager and Ms. Jeanine Cobonpue to perform selected services in connection with the Company’s billing matter and operations related activities.  Mr. Yeager’s professional time fee services have been and will continue to be invoiced to MedQuist at his prevailing hourly rate of $350/hour.  Ms. Cobonpue’s professional time fee services have been and will continue to be invoiced to MedQuist at her prevailing hourly rate of $175/hour.  Should it become necessary to utilize the services of additional Nightingale personnel on the project, it is agreed that Nightingale will invoice professional time fees for such personnel at their prevailing hourly rates.  Nightingale agrees that it will obtain the advance approval of the Board of Directors, which shall be conveyed by the Board of Directors to Frank Lavelle, before adding additional personnel to the project team.

In addition to professional time fees, out-of-pocket expenses are billed at cost, and generally range from 10% to 20% of professional time fees, depending on the amount of travel involved.  Out-of-pocket expenses consist primarily of transportation, meals, lodging, telephone, specifically assignable secretarial and office assistance, and report production.

III.                                 ADVANCE DEPOSIT

Nightingale requires an Advance Deposit for all assignments of the type described above.  Given this situation, Nightingale will not require an increase of its existing Advance Deposit of $75,000 that has been paid by the Company.  At the completion of the project and at the direction of the Company, Nightingale will either apply the Advance Deposit to any outstanding invoices or, if there are no unpaid invoices owing to Nightingale, promptly return the Deposit to the Company.

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If this Amendment conforms to your understanding of the terms and conditions of our retention, please have the appropriate party signify agreement by signing and returning the enclosed extra copy of this Amendment.

We look forward to continue working with you and the Company.

Sincerely,

/s/ Howard S. Hoffmann

Howard S. Hoffmann,
in the capacity as Principal and
Managing Partner of Nightingale &
Associates, LLC

READ, UNDERSTOOD AND AGREED TO BY:

MedQuist Inc.

By:	/s/ Stephen H. Rusckowski
Stephen H. Rusckowski
Chairman of the Board of Directors of MedQuist Inc

Date: January 8, 2007

By:	/s/ John Underwood
John Underwood
Chairman of the Compensation Committee of the Board of Directors of MedQuist Inc.

Date: January 8, 2007

By:	/s/ Frank W. Lavelle
Frank W. Lavelle, President

Date: January 8, 2007